Exhibit 3.9

MC-225878

Certificate of Incorporation

I, FLOSSIEBELL M. MARAGH Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Vantage Driller IV Co.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 6th day of May Two Thousand Nine

Given under my hand and Seal at George Town in the

Island of Grand Cayman this 6th day of May

Two Thousand Nine

CERTIFIED TO BE A TRUE AND CORRECT COPY

(SGD. FLOSSIEBELL M. MARAGH)
Sig.	/s/ Flossiebell M. Maragh
	Flossiebell M. Maragh		[seal of registrar]
Assistant Registrar
Assistant Registrar of Companies,
Date	06 May 2009	Cayman Islands